EXHIBIT 21.1
LIST OF SUBSIDIARIES OF REGISTRANT
Centigram Asia Limited
Centigram Australasia Pty Limited
Centigram Communications (Barbados), Inc.
Centigram Europe B.V.
Centigram UK Limited
TTCI Acquisition Corp.